Exhibit 4.4
AMENDMENT NO. 2
TO THE
GLAXOSMITHKLINE RETIREMENT SAVINGS PLAN
(Amended and Restated Effective July 1, 2001,
as Amended Through November 26, 2002)

          Pursuant to resolutions of the Board of Directors of SmithKline Beecham Corporation, adopted December 20, 2007, the GlaxoSmithKline Retirement Savings Plan (the “Plan”) is amended as follows:
     1. Effective April 30, 2007, Article I, the definition of “After-Tax Contribution Account” is hereby revised in its entirety to read as follows:
“After-Tax Contribution Account” — the Account to which are credited a Participant’s After-Tax Contributions, and income, gains and losses thereon, and a separate sub-account maintained for amounts formerly denominated under the Praecis Pharmaceuticals Incorporated 401(k) Plan as “Roth Elective Deferrals,” and income, gains and losses thereon; provided, this sub-account shall not be included within the meaning of “After-Tax Contribution Account” for purposes of subsection (c) in the definition of “Eligible Rollover Distribution” and Section 8.1.1.”
     2. Effective April 30, 2007, Article I, the definition of “After-Tax Contributions” is hereby revised in its entirety to read as follows:
“After-Tax Contributions” means (a) a Participant’s after-tax contributions, if any, made pursuant to the Prior SB Plan prior to January 1, 1999, including amounts previously denominated as “Beecham Employee Voluntary Savings” and “SKB Savings I Contributions;” (b) a Participant’s after-tax contributions, if any, made pursuant to the Prior GW Plan prior to January 1, 1990 and previously denominated as “Voluntary Contributions;” (c) a Participant’s after-tax contributions, if any, made pursuant to the Investment Savings Plan of Burroughs Wellcome Co. prior to January 1, 1996 and denominated as “Voluntary Contributions” under the Prior GW Plan; and (d) amounts denominated as “Roth Elective Deferrals” under the Praecis Pharmaceuticals Incorporated 401(k) Plan; and, with respect to (a) through (d), income, gains and losses thereon.”
     3. Effective April 30, 2007, Article I, the definition of “Eligible Rollover Distribution” is hereby revised by adding the following to the end thereto:
“(i) A direct rollover of a distribution from the portion of a Participant’s Account maintained for amounts formerly denominated under the Praecis Pharmaceuticals

Incorporated 401(k) Plan as “Roth Elective Deferrals” shall only be made to another Roth Elective Deferral account of an applicable retirement plan as described in section 402A(e)(1) of the Code or a Roth IRA as described in section 408A of the Code, and only to the extent the rollover is permitted under the rules of section 402(c) of the Code.”
     4. Effective on the applicable date of the merger of plan assets as set forth in the resolution of the Board of Directors, Article I, the definition of “Prior Company Matching Contributions (Vested)” is hereby revised by adding the following to the end thereto:
"(8) For purposes of Section 8.4, amounts denominated under the CNS, Inc. Employees’ 401(k) Plan and Trust as “Matching Contributions” and “Discretionary Contributions,” plus any earnings or minus any losses thereon; and
(9) For purposes of Section 8.4, amounts denominated under the ID Biomedical 401(k) Plan as “Matching Contributions,” “Discretionary Contributions” and “Qualified Nonelective Contributions,” plus any earnings or minus any losses thereon; and
(10) For purposes of Section 8.4, amounts denominated under the Praecis Pharmaceuticals Incorporated 401(k) Plan as “matching contributions,” “Qualified Non-Elective Contributions” and “profit sharing contributions,” plus any earnings or minus any losses thereon.”
Executed this 20th day of December, 2007.

SMITHKLINE BEECHAM CORPORATION, a GlaxoSmithKline company
By:	/s/ Donald F . Parman
Donald F. Parman
Vice President and Secretary